Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Annual Report (Form 10-K) of TODCO of our report dated February 27, 2006, with respect to the consolidated financial statements of TODCO, included in the 2005 Annual Report to Stockholders of TODCO.
Our audits also included the financial statement schedule of TODCO listed in Item 15(a). This schedule is the responsibility of TODCO’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 27, 2006, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-112641) pertaining to the TODCO Long-Term Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-125309) pertaining to the TODCO 2005 Long-Term Incentive Plan;
of our reports dated February 27, 2006, with respect to the consolidated financial statements and schedule of TODCO, TODCO’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TODCO, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
Houston, Texas
February 27, 2006